Exhibit 4.2

GUILFORD PHARMACEUTICALS INC.

5% Convertible Subordinated Notes Due 2008

SUPPLEMENTAL INDENTURE

Dated as of October 3, 2005

to

INDENTURE

Dated as of June 17, 2003

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Trustee

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) is dated as of October 3, 2005, between Guilford Pharmaceuticals Inc., a Delaware corporation (the “Company”), MGI PHARMA, INC., a Minnesota corporation (“MGI PHARMA”), and Wachovia Bank, National Association, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, there has previously been executed and delivered to the Trustee an indenture dated as of June 17, 2003 (the “Indenture”), under which the Company issued $69,354,000 aggregate principal amount of the Company’s 5% Convertible Subordinated Notes due 2008 (the “Convertible Notes”); and

WHEREAS, the Company, MGI PHARMA and Granite Acquisition, Inc. have entered into an Agreement and Plan of Merger, dated as of July 20, 2005, pursuant to which, substantially concurrently with the execution and delivery of this Supplemental Indenture, Granite Acquisition, Inc. will merge with and into the Company (the “Merger”), and the Company will survive and become a wholly-owned subsidiary of MGI PHARMA; and

WHEREAS, pursuant to the Merger, each outstanding share of Common Stock of the Company is being converted into shares of common stock of MGI PHARMA and cash; and

WHEREAS, Section 12.06 of the Indenture requires that, as a condition to a transaction such as the Merger, a supplemental indenture be executed and delivered providing that the Holders shall have the right to convert the Convertible Notes into the kind and amount of consideration receivable in the Merger by holders of the number of shares of Common Stock of the Company deliverable upon conversion of the Convertible Notes immediately prior to the Merger; and

WHEREAS, Section 12.06 of the Indenture requires that the supplemental indenture shall further provide for adjustments of the Conversion Price that are as nearly equivalent as practicable to the adjustments of the Conversion Price provided in Article XII of the Indenture, and shall contain such additional provisions as the Board of Directors shall reasonably consider necessary to protect the interests of the Holders of the Convertible Notes; and

WHEREAS, in accordance with Sections 9.06, 10.04, 10.05 and 12.09 of the Indenture, the Company is concurrently delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel; and

WHEREAS, all acts and proceedings required by law, under the Indenture and by the respective [Certificates of Incorporation] of the Company and MGI PHARMA to constitute this Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized by each of the Company and MGI PHARMA;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, MGI PHARMA and Trustee hereby agree as follows:

1. For the purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the capitalized terms and expressions used herein shall have the same meaning as corresponding terms and expressions used in the Indenture; and (ii) the words, “herein,” “hereof,” and hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Pursuant to the provisions of Section 12.06 of the Indenture, from and after the effective time of the Merger, the Convertible Notes shall no longer be convertible into shares of Common Stock of the Company but instead shall be convertible into the Merger consideration as follows: a Holder of any Convertible Note may, at any time prior to the last Trading Day prior to the Maturity Date and subject to the conversion provisions of the Indenture, convert the principal amount of such Convertible Note (or any portion thereof equal to $1,000 or an integral multiple of $1,000) into shares of MGI PHARMA common stock, $0.01 par value, and cash, where the number of shares of MGI PHARMA common stock is determined by using a Conversion Price of $56.57, plus cash of $180.28 for each $1,000 principal amount of Notes so converted, subject to earlier termination of such right if the Note is called for redemption under Article III of the Indenture. Pursuant to the formula set forth in the foregoing sentence of this Section 2, each reference in the Indenture and each Security that refers to the delivery of Common Stock upon conversion of a Convertible Note should be read to also require delivery of the cash due upon conversion pursuant to the formula in the foregoing sentence.

3. From and after the effective time of the Merger, a Change of Control of MGI PHARMA shall have the same effect as a Change of Control of the Company under the Indenture, and a Change of Control of MGI PHARMA shall mean the same as “Change of Control,” as defined in Section 1.01 of the Indenture, substituting MGI PHARMA for the Company in that definition.

4. In accordance with Section 12.06 of the Indenture, from and after the Effective Time of the Merger, adjustments to the Conversion Price as established by Section 2 of this Supplemental Indenture are to be as nearly equivalent as practicable to the adjustments provided for in Sections 12.05 and 12.06 of the Indenture, as if MGI PHARMA had been named in those sections as the Company. In the event of an adjustment to the Conversion Price under Sections 12.05 and 12.06 of the Indenture, MGI PHARMA will provide to the Trustee an Officers’ Certificate of MGI PHARMA equivalent to and with the same effect as the Officers’ Certificate contemplated by Section 12.09.

5. Conversion of the Convertible Notes into MGI PHARMA common stock and cash shall take place in the manner and under the terms provided for conversion by Sections 12.02, 12.03 and 12.07 of the Indenture.

6. From and after the effective time of the Merger, and from time to time as may be necessary thereafter, MGI PHARMA shall reserve, out of its authorized but unissued MGI PHARMA common stock, a sufficient number of shares of MGI PHARMA common stock to permit the conversion of all outstanding Convertible Notes into shares of MGI PHARMA common stock. Such shares of MGI PHARMA common stock shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim. MGI PHARMA will endeavor to promptly comply with all federal and state securities laws regulating the offer and delivery of shares of common stock upon conversion of Convertible Notes, if any, and will list or cause to have quoted such shares of MGI PHARMA Common Stock on each national securities exchange or on the Nasdaq National Market or other over-the-counter market or such other market on which the MGI PHARMA Common Stock is then listed or quoted.

7. From and after the effective time of the Merger, MGI PHARMA will comply with the notice requirement of Section 12.10 as if MGI PHARMA had been named as the Company for purposes of that section.

8. From and after the effective time of the Merger, MGI PHARMA will comply with the terms of Article V of the Indenture as if MGI PHARMA was named as the Company in Article V of the Indenture.

9. Subject to the limitations provided for in Section 10 and from and after the effective time of the Merger, MGI PHARMA irrevocably and unconditionally guarantees (the “Guarantee”), to each holder of Convertible Notes and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Convertible Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Convertible Notes, and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Convertible Notes. MGI PHARMA further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection. The obligation of MGI PHARMA to make any payment hereunder may be satisfied by causing the Company to make such payment.

10. The Guarantee is made subject to, and each Holder’s obligations to enforce the Guarantee is limited by, the provisions of Article XI of the Indenture as if MGI PHARMA was named as the Company for all purposes in Article XI of the Indenture; provided, however, that with respect to MGI PHARMA Designated Senior Debt shall not include the Senior Bank Credit Facility.

11. From and after the effective time of the Merger, MGI PHARMA will comply with the terms of section 4.02 of the Indenture as if MGI PHARMA is named as the Company in Section 4.02 of the Indenture and is the obligor for the Convertible Notes, and the Company will no longer have the obligation to comply with the terms of Section 4.02 of the Indenture; provided, however, that the obligation arising under Section 4.02 of the Indenture to comply with Section 314(a)(4) of the TIA will remain the obligation of the Company and MGI PHARMA will not need to comply with the requirements of Section 314(a)(4) of the TIA.

12. From and after the effective time of the Merger, the failure of MGI PHARMA to comply with any of its agreements contained in this Supplemental Indenture shall constitute an Event of Default for purposes of Article VI of the Indenture. Notwithstanding the previous sentence, failure of MGI PHARMA to comply with any of its agreements contained in this Supplemental Indenture shall only be an Event of Default if MGI PHARMA fails to remedy such failure to comply with its agreements within a period of sixty days after the receipt of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Convertible Notes. When any default under this paragraph is cured, it ceases.

13. Upon request of the trustee, MGI PHARMA will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Supplemental Indenture.

14. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, including the terms and conditions as set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture, as hereby amended, and without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company and MGI PHARMA and makes no representations as to the validity or sufficiency of this Supplemental and shall incur no liability or responsibility in respect of the validity thereof.

15. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed by the Company and Trustee, and all the terms conditions and provisions shall remain in full force and effect.

16. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Convertible Notes heretofore or hereafter authenticated shall be bound hereby.

17. This Supplemental Indenture may be executed in any number of counterparts each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

18. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed all as of the day and year first above written

MGI PHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Its:	President and Chief Executive Officer

GUILFORD PHARMACEUTICALS INC.

By:	/s/ Dean J. Mitchell
Its:	President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Monique Green
Its:	Vice President